Exhibit 1.1

Articles of Association
Pursuant to the Companies Law, 1999, of a Company Limited by Shares
CAN FITE BIOPHARMA LTD.

	Clause	Page
1	Interpretation	1
2	Company Name	2
3	Company Purposes	2
4	Company Intent	2
5	Authorised Share Capital	2
6	Shareholder Liability	2
7	Public Company	2
8	Shares	3
9	Share Certificate; Share Warrant	4
10	Call on Shares	5
11	Share Forfeiture and Mortgage	5
12	Share Transfer and Delivery	7
13	Redeemable Shares	9
14	Recapitalisation	9
15	General Meetings	10
16	General Meeting Resolutions	13
17	Shareholders’ Vote	14
18	Voting Rights	15
19	Board of Directors	16
20	Board’s Authority	19
21	Board Meetings	20
22	Board Committee	21
23	Minutes	23
24	CEO	23
25	Local Management	24
26	Registry of Shareholders	24
27	Company Officers	25
28	Distribution	25
29	The Internal Auditor	26
30	The Auditing Accountant	26
31	Transactions Requiring Special Authorisation	27
32	Merger	27
33	Notices	27
34	Liquidation of the Company	28
35	Exemption from Liability	28
36	Liability Insurance	29
37	Indemnity	29
38	Binding the Company	30
39	Amendment of these Articles of Association	30

i

1.	Interpretation

1.1.	In these Articles, unless the wording demands a different interpretation, the following words and expressions shall bear the following meanings:

“The Stock Exchange” –	The Tel Aviv Stock Exchange Ltd.

“The Board” –	The Board of Directors duly elected pursuant to the provisions hereof.

“Director” –	A member of the Company’s Board and any person who acts as a Director in actual fact, be his/her title what it may.

“The Securities Law” –	The Securities Law, 1968, as amended from time to time, and the regulations promulgated thereunder.

“The Companies Law” –	The Companies Law 1999, as amended from time to time, and the regulations promulgated thereunder.

“The Law” –	The Companies Law, the Securities Law and any other legislation in effect, pertaining to companies, applicable to the Company at that time.

“The Company” –	The abovementioned Company.

“The Ledger” –	The members’ ledger that must be kept pursuant to Section 127 of the Companies Law, the Material Shareholders Ledger that must be kept pursuant to Section 128 of the Companies Law, and in the event that the Company maintains an additional Ledger outside of Israel, any other Ledger, as the case may be.

“The Office” –	The Company’s Registered Office, at any particular time.

“Writing” –	Printed matter, lithograph, photograph, telegram, telex, facsimile, email and any other form of imprint or formation of words in visible form.

“Securities” –	Including, Shares, Bonds, Capital Notes, other Certificates and Documents that bestow a right to sell, convert or sell any such.

“The Companies Ordinance” –	The Companies Ordinance [New Version], 1983, as periodically amended.

“The Articles” –	The Company’s Articles of Association in its current version, or as shall be amended from time to time.

1.2.	Sections 2, 3, 4, 5, 6, 7, 8, 10 of the Interpretation Law, 1981-5741, shall apply, mutatis mutandis, to the interpretation hereof, in the absence of any other provision relating to the subject matter, and in the absence of anything in the subject matter, or its context, that does not fit the said application.

1.3.	Except as provided for herein this article, every word and expression in these Articles, shall bear the meaning ascribed to them in the Companies Law, unless such would contradict the subject matter or its contents.

1.4.	Subject to this article, in these Articles – unless the wording demands a different interpretation, the phrases defined in the Companies Law, shall bear the meanings ascribed to them therein; and words put forth in the singular shall include the plural, and vice versa, and words in the masculine shall include the feminine, and words which mean individuals shall include corporations.

2.	The Company Name

The Company’s name is as follows:

In Hebrew: כן-פייט ביופרמה בע"מ

In English: CAN FITE BIOPHARMA LTD.

3.	The Company Purposes

To carry out any lawful business

4.	The Company Intent

The Company’s intent is to Law pursuant to commercial considerations to maximise its profits, however, the Company is entitled to donate a reasonable sum for a worthy goal, even if the donation is otherwise than in the framework of said commercial considerations, and pursuant to the discretion of the Company Board.

5.	The Authorised Share Capital

5.1.	The Company’s Authorised Share Capital is divided into 14,000,000 ordinary shares with no nominal value (hereinafter: “Ordinary Shares”).

5.2.	All Ordinary Shares shall be of equal rights vis-à-vis each other for all intents and purposes, and each Ordinary Share shall bestow on its holder:

(1)	The right to be invited to and participate in all the Company’s General Meetings, both annual and regular, and a right to one vote on account of each Ordinary Share in his possession, at every ballot, in any General Meeting of the Company in which he participated;

(2)	A right to receive Dividends, if and when such are distributed, and a right to receive Bonus Shares, if distributed;

(3)	A right to participate in the distribution of the Company’s assets upon liquidation.

6.	Shareholder Liability

The liability of holders of Ordinary Shares shall be limited so that each Shareholder shall be liable to settle and pay exclusively an amount equal to the aggregate proceeds received by Company for his Shares.

7.	Public Company

Upon the registration of the Shares for trading on the Stock Exchange, the Company shall become a public company, and shall maintain a Ledger of Material Shareholders, as defined in the Companies Law, in addition to the Ledger.

8.	Shares

8.1.	Notwithstanding the previous privileges granted to shareholders of the Company , the Company is entitled to issue Shares with preferential rights or Shares with deferred rights or to issue, from the unissued Capital, Redeemable Securities, subject to Section 309a of the Companies Law, or to issue Shares with other special limited rights or upon limitations as to the distribution of Dividends, voting rights, or other matters, as the Company may from time to time decide by resolution adopted at a General Meeting by an ordinary majority of Shareholders.

8.2.	If at any time the Share Capital is divided into different classes of Shares, the Company is entitled, by resolution adopted at a General Meeting by an ordinary majority of Shareholders, unless the terms and conditions of the issuance of that Class of Shares stipulates otherwise, to convert, expand, add or otherwise change the rights, privileges, advantages, limitations and provisions, related or unrelated at that time to one of the Classes, or as shall be resolved by resolution adopted at a General Meeting by an ordinary majority of Shareholders of that Class.

8.3.	The special rights granted to shareholders or a Shares of different Class, including Shares with preference rights or other special rights, shall not be deemed altered in any way by the creation or issue of additional Shares of equal ranking thereto, unless the terms and conditions of the issue of those Shares stipulates otherwise.

The provisions hereof relating to General Meetings shall apply, mutatis mutandis, to any and every meeting of a said Class.

8.4.	The Company’s unissued Shares shall be under the supervision of the Board, which may allocate them, up to the limit of the Company’s Authorised Share Capital, to such persons, in consideration of cash or non-cash consideration, on such terms and conditions and limitations, and at such times and dates that the Board deems fit, and the Board shall have the authority to present any person with a Call on the Share for whichever such Shares, for such times and for such consideration and terms and conditions as the Board deems fit.

8.5.	Upon the allocation of Shares, the Board is entitled to differentiate as amongst Shareholders in relation to the amounts of the Call on the Share and/or times of settlement thereof.

8.6.	If, according to the terms and conditions of the issuance of any Shares, payment of the consideration on account of such Shares, in whole or in part, is by instalments, then each instalment shall be paid to the Company at its time of settlement by that person who is the registered a shareholder at that time or by his administrators.

8.7.	The Company is entitled to pay, at any time, a commission, to any person for his function as an underwriter or his consent to serve as an underwriter, conditionally or unconditionally, for any Security, including Bond Stock in the Company or his consent to underwrite, conditionally or unconditionally, any Security, Bond or Stock of Bonds in the Company. On each event the commission may be paid or settled in cash or Securities or Bonds or Stock of Bonds in the Company.

9.	Share Certificate; Share Warrant

9.1.	Subject to the provisions of the Companies Law and pursuant thereto, a Share Certificate shall bear the seal or stamp or the Company, and the signatures of two Directors, or as the Board may determine.

9.2.	Any Shareholder registered in the Ledger of Members is entitled to receive one Share Certificate on account of the Shares registered to his name, or, if the Board approves (following payment of the sum determined by the Board from time to time), several Share Certificates, each for one or more such Shares; every Share Certificate shall mention the number of Shares on account of which it was issued and the serial numbers thereof.

A Share Certificate registered in the name of two or more persons, shall be handed over to that person, from amongst the joint owners, whose name appears first in the Ledger of Members.

9.3.

(a)	The Company is entitled to deliver a Share Certificate on account of Shares that the full consideration of which was paid to the Company, which shall grant the holders thereof the rights to the Shares stipulated therein, and the right to transfer the same by handing over the Share, and the provisions hereof relating to transfer of Shares shall not apply to the Shares set forth in such Share Certificate.

(b)	A Shareholder lawfully possessed of a Share Certificate is entitled to return it to the Company for cancellation and to turn it into a Share Registered to a Name; and entitled, in consideration of a fee to be determined by the Board, to have his name registered in the Ledger of Members on account of the Share mentioned in the Share Certificate, and that he be issued with a certificate of a Share Registered to a Name.

(c)	A holder of a Share Certificate is entitled to deposit the Share Certificate at the Office, and for as long as it is so deposited, the depositor shall have the right to demand convening a meeting of the Company, subject and pursuant to the provisions of the Companies Law and these Articles, to be present at such meeting, to vote therein, and to make use of the remaining rights of a Shareholder at any Meeting convened upon his said demand within 30 days after said deposit, in the same manner as if his name was registered in the Ledger of Members as the holder of the Shares included in the Share Certificate. Only one person shall be recognised as the depositor of the Share, and the Company is obliged to return the Share Certificate to the depositor, should he request so in writing 30 days in advance.

In the event that a Share Certificate was not so deposited, its holder shall not have the rights set forth in this sub-Article (c), and he shall have, subject to the provisions of these Articles, all the remaining rights bestowed upon a Shareholder in the Company.

9.4.	In the event that a Share Certificate is lost or destroyed, the Board is entitled to issue a new certificate or warrant instead, provided that the certificate or warrant was not rescinded by the Company, or it was proven, to the satisfaction of the Board, that the certificate or warrant were lost or destroyed, and received satisfactory sureties against any possible damages, and all in consideration of a payment, if the Board resolves to impose such.

10.	Call on Shares

10.1.	The Board may, from time to time, at its discretion, present the Shareholders with a Call on Shares to pay any outstanding consideration on account of the Shares held by each Shareholder, and which according to the terms and conditions of the allocation of the Shares they are not to be settled upon fixed times and dates, and each Shareholder is obliged to pay the Company the sum of the Call presented to him, at the time and place as determined by the Board. A Call on Shares may divide the payment into instalments. The date of the Call shall be the date of the Board’s resolution pertaining to the Call.

10.2.	A prior notice of fourteen (14) days shall be provided regarding each Call on Shares, which shall mention the rate of the payment, the place of payment, provided that prior to the time of settlement of such a Call on Shares the Board is entitled, by written notice to the Shareholders, to cancel the Call or extend its time for settlement, and provided that such resolution was adopted prior to the time of settlement of the Call.

10.3.	Joint owners of a Share shall be jointly liable for payment of any instalment and Call on a Share due on account of such Share.

10.4.	If, according to the terms and conditions of the allocation of any Share, or otherwise, any sum must be settled on a fixed date or by instalments on fixed dates, then any such sum or instalment shall be settled as if it were a Call on a Share duly presented by the Board, and for which notice was duly given, and to such sum or instalment all the provisions of these Articles pertaining to Calls on Shares shall apply.

10.5.	In the event that the sum of a Call on Shares or instalment was not paid by or prior to its date of settlement, the person who is at that time the owner of the Share on account of which the Call was presented or for which the instalment was due, shall be obliged to pay interest on the said sum, at a rate to be determined by the Board from time to time, or at the rate permitted at that time by law, from the day fixed for such payment until payment in fact, however the Board is entitled to waive the payment of interest, in whole or in part.

10.6.	Should the Board see fit, it is entitled to receive from a Shareholder who wishes to advance monies not yet Called or that the settlement of which is not yet due, and that have not yet been settled on account of his Shares, or any part thereof. The Board is entitled to pay the Shareholder for the monies advanced in the abovementioned manner, or for any part thereof, interest to the day the monies should have been settled had they not been so advanced, at a rate to be agreed upon between the Board and the Shareholder.

11.	Share Forfeiture and Mortgage

11.1.	In the event that a Shareholder fails to pay the consideration he committed to, in whole or in part, at the times and dates and on the terms and conditions determined, whether a Call on Share was issued or not, the Board may at any time provide notice to that Shareholder and demand he pay the unsettled sum, plus interest accrued and any other expense the Company was made to suffer on account of such non-settlement.

11.2.	The notice shall set a date, at least fourteen (14) days after the date of the notice, and a place or places, in which the Call or abovementioned instalment must be paid, plus interest and the abovementioned expenses. The notice shall stipulate, that in the event of non-payment at the fixed time and date and the place set forth in the notice, the Company may forfeit the Shares on account of which the Call was made or on account of which the instalments have become conclusively due.

11.3.	In the event of failure to fulfil the requirements included in the abovementioned notice, then at any time thereafter, prior to the payment of the Call on the Share or the instalment, interest and expenses due on account of those Shares, the Board may resolve to forfeit the Shares on account of which the said notice was provided. Such forfeiture shall include all the dividends declared in respect of the forfeit Shares which have not been distributed in fact prior to the forfeiture.

11.4.	Any Share thus forfeit shall be deemed the property of the Company, and the Board may, taking account of the provisions hereof, sell it, reallocate it, or otherwise transfer it, as it deems fit.

11.5.	Forfeit Shares that have not yet been sold shall be treasury stock in accordance with the Companies Law, and shall not grant any rights whatsoever for as long as they are the property of the Company.

11.6.	The Board may at any time prior to the sale, reallocation or other transfer of any Share forfeited as abovementioned, rescind the forfeiture on such terms and conditions that the Board deems fit.

(a)	Any Shareholder whose Share have been forfeit shall cease to be the owner of the said forfeit Shares, however he shall continue to be indebted to the Company for all Calls on Shares, payment instalments, interest and expenses due on account of those Shares or for them, at the time of forfeiture, plus interest at the maximum rate permissible at law at that time, unless the forfeit Shares have been sold and the Company has received the full consideration to which the Shareholder committed, plus the expenses accompanying the sale.

(b)	In the event that the consideration received on account of the forfeit Shares was greater than the consideration to which the owner of the Shares thus forfeit was committed to, the Shareholder is entitled to recoup the partial consideration he gave for them, if any, subject to the terms and conditions of the allocation, and provided that the consideration remaining in the hands of the Company shall be no less than the full consideration committed to by the owner the Share thus forfeit, plus the expenses accompanying the sale.

11.7.	The provisions hereof pertaining to forfeiture of Shares shall apply also to events of non-payment of a fixed consideration the time of settlement of which, according to the terms and conditions of the allocation of the Share, is due, as if it were a sum due for settlement by virtue of a Call on Shares presented and for which notice was given.

11.8.	The Company shall have the right to a first ranking mortgage over any and all Shares registered to the name of any Shareholder, except for fully paid up Shares, and over the income from the sale of such Shares, for the settlement of the debts and liabilities of that Shareholder to the Company, whether individually or jointly with any other person, whether the time for settlement of such debts or fulfilment of such obligation is due or not, whatever the source of the debts may be, and no rights in Equity shall be created in any Share. The abovementioned lien and mortgage shall apply to all Dividends declared from time to time for such Shares. Unless resolved otherwise, registration by the Company of a transfer of Shares shall be deemed a waiver on behalf of the Company of such lien or mortgage (if any) over the Shares.

11.9.	To realise the abovementioned mortgage, the Board shall be entitled to sell the Mortgaged Shares in a manner it deems fit, pursuant to it’s discretion; however, no Share may be sold unless the period of time set forth in Article 11.2 above has passed, and the Shareholder (or such person entitled to be given notice following his death or insolvency or liquidation or the receivership of his assets) was provided written notice stipulating that the Company intends to sell the Share, and the Shareholder or person so entitled to the Share, has not paid the abovementioned debts or has not met the abovementioned obligations after the passing of fourteen (14) days from the date the said notice was sent.

11.10.	The proceeds of any such sale, after the expenses of the sale have been settled, shall be used to settle the debts and fulfil the obligations of the owner of such a Share (including the debts, obligations and liabilities and contracts the time for settlement or fulfilment of which is not yet due) and the provisions of Article 11.6(b) shall apply, mutatis mutandis.

11.11.	In the event of a sale following forfeiture or for the realisation of a mortgage under the powers and authorities granted above, the Board shall be entitled to appoint a person to sign a deed of transfer for the sold Shares and to register the purchaser in the Ledger of Members as the owner of the sold Shares, and the purchaser shall not be obliged to ensure these actions were duly and properly taken, and it shall be none of his business what the proceeds of sale were used for, and following the registration of his name in the Ledger of Members on account of those Shares, the validity of the sale shall not be called into question, and the only remedy available to any person injured as a result of the sale, shall be suing the Company, and only the Company, for damages.

12.	Share Transfer and Delivery

12.1.	A Share transfer shall not be registered unless the Company was provided with the appropriate deed of transfer. A Company Share deed of transfer shall be signed by the transferor and transferee, and the transferor shall be deemed continuing to be the Shareholder until such a time as the name of the transferee is recorded in the Ledger of Members on account of the transferred Share.

A Share deed of transfer shall be drafted and filled out in the following form, or such similar form, or in the ordinary or customary way approved by the Board:

“I, ____________, of __________ (“The Transferor”), in consideration of _______________ NIS paid to me by ____________, of __________ (“The Transferee”), do hereby transfer to the Transferee _________ shares ___________ , marked numbers _________ to ______________ in _______________ Ltd., to be in the hands of the Transferee, his executors, guardians, and attorneys, under all the terms and conditions on which I held them prior to the execution hereof, and I, the Transferee, do hereby agree to receive the said shares on the abovementioned terms and conditions.

And in Witness hereof we have signed our names this ____ Day of ________ in the year __________

Transferor	Transferee

Witness to Transferor’s Signature	Witness to Transferee’s Signature”

12.2.	The Company is entitled to seal the Ledger of Members for such a time that the Board sees fit, provided that it is does not exceed thirty (30) days a year. The Company shall provide notice to the Shareholders of the sealing of the Ledger of Members pursuant to the provision hereof, for the purposes of providing notices to the Shareholders. The Company is entitled to fix a determining date for the purposes of the right to receive invitations to General Meetings, to participate and vote therein, and for the purposes of the right to receive a Dividend, provided that such date won’t be more than seven (7) days prior to the date fixed for the convention of the General Meeting.

12.3.

(a)	Any and every deed of transfer shall be handed in to the Office for recording. Deeds of transfer recorded shall remain in the possession of the Company, but any deed of transfer which the Board refuses to register, shall be, upon demand, returned to the person who delivered it, together with the Share Certificate (if handed in).

(b)	The Company is entitled to demand payment of a fee for the registration of the transfer, which fee shall be fixed by the Company Board.

12.4.	The administrators and executors of a deceased Shareholder, or, in the absence of administrators or executors, the persons entitled as the heirs of the deceased Shareholder, shall be the only individuals the Company shall recognise as owners of rights in the Share that was registered to the name of the deceased.

In the event that a Share is registered in the name of two or more owners, the Company shall exclusively recognise the surviving partner or partners as those persons who own the rights to the Share or any beneficial interest therein. In the event that a Share is registered in the name of several owners jointly as mentioned, each one of them shall be entitled to transfer his right.

12.5.	The Company may recognise the receiver or liquidator of a Shareholder which is a corporation in liquidation or in the process of winding up or the trustee in bankruptcy or any receiver of a bankrupt Shareholder as owners of the rights in and to the Shares registered to the name of such Shareholder.

12.6.	Any person who gains an interest in Shares owing to the death of a Shareholder, shall be entitled, on production of proof of probation of a will or the appointment of an administrator or the granting of an inheritance order, testifying that he has the right to the Shares of the deceased Shareholder, to be registered as the Shareholder on account of those Shares, or may, subject to the provisions hereof, transfer those Shares.

12.7.	The receiver or liquidator of a Shareholder that is a corporation in liquidation or in the process of winding up, or the trustee in bankruptcy or any receiver of a bankrupt Shareholder, may, having produced such evidence the Board demands of him, testifying that he has the right to the Shares of the Shareholder in liquidation or winding up or bankruptcy, with the consent of the Board (which consent the Board may withhold without giving any reasons for its refusal) be registered as the Shareholder on account of those Shares, or he may, subject to the provisions hereof, transfer those Shares.

12.8.	All the abovementioned pertaining to the transfer of Shares shall apply to the transfer of other Company Securities, mutatis mutandis.

13.	Redeemable Shares

13.1.	The right to redeem shall be limited to the eventuality of a winding up of the Company following the settlement of all the Company’s obligations to its creditors at the time of winding up.

13.2.	Redeemable Shares shall grant the holders thereof the following rights:

(a)	Voting rights;

(b)	Rights to participate in Dividends.

14.	Recapitalisation

14.1.	The Company is entitled, from time to time, by resolution of the General Meeting, passed by an ordinary majority of Shareholder votes, to increase the Company’s Authorised Share Capital in Classes of Shares as it shall determine.

14.2.	Unless stated otherwise in the resolution approving the said Capital increase, the provisions hereof shall apply to the New Shares.

14.3.	By resolution of the General Meeting passed by an ordinary majority of Shareholder votes, the Company is entitled:

(a)	To consolidate and distribute its Share Capital into Shares of higher par value than those extant, and in the event of no par value – to capital comprising a smaller number of Shares, provided that such will not alter the proportional respective holdings of the Shareholders in the issued capital.

For the purposes of carrying out any such resolution, the Board is entitled to settle in a manner it deems fit any difficulty arising, and inter alia, to issue Certificates for Share fractions or Certificates in the name of a number of Shareholders that shall include the fractions of Shares to which they are entitled.

Notwithstanding the foregoing authority of the Board, in the event that as a result of consolidation there shall be Shareholders, the consolidation of whose Shares leaves fractions, the Board is entitled, with the consent of the General Meeting passed by ordinary majority of Shareholder votes:

(1)	To sell the total number of fractions and for such purposes to appoint a trustee in whose name the Share Certificates that include fractions shall be made, who shall sell them and the proceeds of sale, after deduction of commissions and expenses, shall be distributed amongst those entitled; or

(2)	To allocate to each Shareholder who is left by the consolidation with fractions, Shares of the Class of Shares prior to the consolidation, fully paid up, at such a number that their consolidation with the fraction shall be sufficient for one complete Consolidated Share, and such allocation shall be deemed valid close in time prior to the consolidation; or

(3)	Determine that Shareholders shall not be entitled to receive a Consolidated Share on account of a Consolidated Share fraction, arising from the consolidation of half or less of the number of Shares the consolidation of which created one Consolidated Share, and shall be entitled to receive one Consolidated Share on account of a fraction of a Consolidated Share arising from the consolidation of more than half the number of Shares the consolidation of which created one Consolidated Share;

In the event that actions pursuant to the foregoing paragraphs (2) or (3) shall necessitate issuing additional Shares, then the settlement of such shall be done in the same way as settlement on account of Bonus Shares. Such consolidation and division shall not be deemed an alteration of the rights of the Shares which are the subject matter of the consolidation and division.

(c)	To distribute, by way of new distribution of existing Shares, all or part thereof, its Share Capital, in whole or in part, to Shares of lower par value than the existing Shares, and in the event that its Shares had no par value, to Share Capital comprising a larger number of Shares, provided that such will not alter the proportional respective holdings of the Shareholders in the issued Capital.

(d)	To cancel any Authorised Share Capital which on the date of the resolution had yet to be allocated, provided that the Company has no obligations, including no conditional obligations, to allocate the Shares.

15.	General Meetings

15.1.	In addition to the resolutions the authority to adopt which is given to the General Meeting, and set forth herein these Articles and/or in the Companies Law, the decisions of the Company on the following matters shall be taken at General Meetings by ordinary majority of votes of participating Shareholders:

(a)	Amendment of these Articles pursuant to Article 39 hereinafter.

(b)	Exercising the powers and authorities of the Board in the event that the Assembly has determined that the Board is prevented from exercising its power and authorities, and that the exercise thereof is essential to the proper management of the Company pursuant to Section 52(a) of the Companies Law.

(c)	Appointment of the Company’s auditor, fixing his terms of employment and terminating his appointment pursuant to the provisions of Sections 154 through 167 of the Companies Law.

(d)	Approval of actions and transactions which require the General Meeting’s approval pursuant to the provisions of Sections 255, 270(1)-(3), 271 through 273 of the Companies Law.

(e)	Increase the Share Capital and cancellation thereof, pursuant to the provisions of Section 286 & 287 of the Companies Law.

(f)	A merger pursuant to Section 320(a) of the Companies Law, and subject to Section 320(A1) of the Companies Law.

15.2.	The General Meeting is entitled to assume powers and authorities granted to another organ.

15.3.	The Company shall hold an annual General Meeting every year, and no later than after fifteen (15) months following the preceding annual General Meeting (the “Annual General Meeting”). A General Meeting that is not an Annual General Meeting shall be an Extraordinary Meeting.

15.4.	The agenda at the Annual General Meeting shall include the following subjects:

(a)	Discussion of the Companies audited financial statements, with the enclosed Board report;

(b)	Appointment of Directors pursuant to Article 19, and determining their remuneration as Directors;

(c)	Appointment of a financial auditor;

(d)	Matters that one or more Shareholders, representing at least five (5) percent of the issued Capital and at least one (1) percent of the voting rights in the Company, or one or more Shareholders, who have at least five (5) percent of the voting rights in the Company, have asked the Board to include, provided that they are matters to be properly discussed at an Annual General Meeting.

15.5.	Any time the Board deems fit, it is entitled to convene an Extraordinary Meeting by resolving to do so, and Extraordinary Meetings shall be convened pursuant to demands as set forth in the Companies Law.

15.6.	Notice of a General Meeting, on the agenda of which there are no matters for which voting may be by written ballot under Section 87 of the Companies Law, shall be published up to at least fourteen (14) days prior to the Convention, and notice on the agenda of which there are such matters, shall be published at least twenty one (21) days before the Convention. Notice shall be published in no less than two daily newspapers, of wide circulation in Israel, published in Hebrew. In any event, no notice shall be sent to each one of the Shareholders registered on the Company’s Ledger of Members.

The notice shall specify the type of meeting, the time and place of the meeting, a list of the items on the agenda, an extract of proposed resolutions, the required majority to adopt the resolutions and the date for the determination of entitlement of Shareholders to vote in the General Meeting, as set forth in Section 182 of the Companies Law. In the event that an adjourned Meeting is set for a date later than that stipulated for in Section 78(b) of the Companies Law, namely, more than seven (7) days, that date shall be specified in the notice.

15A.	Shareholder Proposal Request

15A.1	Any Shareholder or Shareholders of the Company holding at least one percent (1%) or a higher percent, as may be required by the Companies Law from time to time, of the voting rights of the Company (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board determines that the matter is appropriate to be considered in a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable laws, and the Proposal Request must comply with the requirement of these Articles (including this Article 15A) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Secretary (or, in the absence thereof by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, the Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the meeting; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of any applicable law (if any), (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

15A.2	The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

15A.3	The provisions of Articles 15A.1 and 15A.2 shall apply, mutatis mutandis, on any matter to be included on the agenda of an Extraordinary Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

16.	General Meeting Resolutions

16.1.	No discussion in General Meeting may be commenced unless a legal quorum is present within half an hour of the time scheduled for the meeting. Unless otherwise provided for by Companies Law or by these regulations, legal quorum will be present when at least two (2) shareholders holding together twenty five percent (25%) of company’s votes are present in person or by their attorneys.

16.2.	If half an hour after the time scheduled for the meeting legal quorum is not present, meeting shall be postponed to same day on following week, same time and place, or to a later date, if specified on notice as to meeting, and if the matters for which first meeting was called will be covered on postponed meeting. If no legal quorum is present on second meeting half an hour after the time scheduled for the meeting, then meeting shall take place with any number of attendees.

If a General Meeting was convened at shareholders’ request as covered in Companies Law, postponed meeting will only be held if the minimum number of shareholders required for holding a meeting was present, as covered in Section 63 of Companies Law, i.e., one or more shareholders holding at least five (5) percent of issued capital and one (1) percent at least of the voting rights in the company, or one or more shareholders holding at least five (5) percent of the company’s voting rights.

16.3.	The chairman of the Board will chair every General Meeting. If there is no chairman or if he is not present within fifteen (15) minutes of the time scheduled for the meeting, or if he does not wish to chair the assembly, the shareholders present in the meeting will select one of them as chairman.

16.4.	The General Meeting’s chairman shall be permitted, with the consent of the assembly where a legal quorum is present, to postpone the meeting to another time and location, and must postpone it as above if the assembly instructs him to do so. At the postponed meeting, only matters on the agenda which discussion was not completed or commenced at the meeting where the postponement was resolved will be discussed.

16.5.	Subject to the provisions of Companies Law and these Articles that require an extended majority of shareholders, any proposed resolution brought before the assembly shall be decided upon by simple majority of the votes of shareholders present and voting.

16.6.	The General Meeting’s chairman shall not have an additional or decisive vote.

16.7.	The Chairman’s announcement that a resolution was made unanimously or by certain majority or was rejected, and the meeting’s minutes signed by the chairman, will serve as prima facie evidence of contents of minutes.

17.	Shareholders’ Vote

17.1.	Subject to any special provisions, privileges and limitations as to the voting of shareholders involved at that time with any shares, when voting by counting votes or by secret ballot, every shareholder whether present himself or by attorney or proxy, will have one vote for each share he owns granting him a voting right.

17.2.	A corporation constituting a company shareholder is permitted, by the decision of its Directors or another managing body, to authorize any person it may deem fit to serve as its representative at any General Meeting. A person authorized as covered above will be permitted to use – on behalf of the corporation he represents – the same voting rights the corporation itself may have used were it an individual shareholder.

17.3.	Subject to the provisions of Companies Law, General Meeting resolutions on issues listed below will also be made by proxy:

(a)	Appointing and dismissing Directors;

(b)	Approving actions or transactions requiring General Meeting’s approval as per Sections 255 and 268 to 275 of Companies Law;

(c)	Approving merger as per Section 320 of Companies Law;

(d)	Issues covered by the Ministry of Justice in the regulations that were set forth or will be set forth under Section 89 of Companies Law;

Subject to the provisions of Companies Law, proxy will be deposited in Office or any other location designated for convening the General Meeting at least forty eight (48) hours prior to the time scheduled for commencing the meeting where person specified in proxy is to vote. However, the General Meeting chairman is permitted to waive this requirement and accept proxy when meeting commences.

18.	Voting Rights

18.1.	Minor shareholders and shareholders who were declared by court to be incompetent, may vote only through their guardians, and each guardian as above may vote through an attorney.

18.2.	In the event of co-owners of a share, the opinion of one co-owner will be accepted, whether given personally or by attorney – and the opinion of remaining co-owners will not be accepted. For this purpose, the co-owner whose opinion shall be heard shall be determined by the order their names are listed in the book of shareholders.

18.3.	Shareholders can vote personally or by attorney, or in the case of a corporation, by representative as covered in Article 18.4 below or by attorney with proper power of attorney as covered below.

18.4.	Any document appointing an attorney for voting (hereinafter “Letter of Appointment”) will be signed by the appointer or his attorney authorized in writing to do so, or if the appointer is a corporation, the appointment will be done in writing, signed as legally required and stamped with the corporation seal or signed by its authorized attorney.

18.5.	Letter of appointment and power of attorney (if any) based on which letter of appointment was signed, or its copy approved to board’s satisfaction, will be deposited in office or any other location designated for convening the assembly at least forty eight (48) hours prior to the time scheduled for commencing the meeting, in which the person specified in letter of appointment is supposed to vote. However, the General Meeting chairman is permitted to waive this requirement for all attendees of certain meeting and accept power of attorney when meeting commences.

18.6.	A Shareholder holding more than one share will be entitled to appointing more than one attorney, subject to following provisions:

(a)	Letter of appointment specifies type and number of shares for which it is granted;

(b)	Should number of shares of any kind specified in letters of appointment granted by one shareholder exceed number of shares of that kind held by him, all Letters of Appointment granted by that shareholder for excessive shares shall be canceled, without detracting from the validity of the vote for shares held by him;

(c)	in case that only an attorney is appointed by a shareholder, but the Letter of Appointment does not specify the number and type of shares for which it was granted, than such Letter of Appointment shall be deemed as granted for all shares held by the shareholder on date the letter of appointment was deposited with the company or handed to the General Meeting chairman, as the case may be. If the Letter of Appointment was granted for a number of shares smaller than number of shares held by shareholder, shareholder shall be deemed as refraining from voting for remaining shares he holds, and letter of appointment shall be valid only for the number of shares specified on it.

18.7.	Any Letter of Appointment for an attorney, whether for a specifically named meeting or otherwise, will be made as follows, as far as circumstances permit:

“I, ________________, of __________________ shareholder of _____________ Ltd. (hereinafter “The Company”) hereby appoint _________, whose ID is ____________, of ______________, or in his/her absence, ___________, whose ID is ____________, of ______________, or in his/her absence, ___________, whose ID is ____________, of ______________, to vote for me and on my behalf for ___ shares of type ____________ held by me, at the company’s annual / extraordinary meeting / at a shareholder meeting of type _____________ to be held on day ____________ of month __________, year _____________, and at any meeting postponed from that meeting.

In witness whereof I hereby sign on this day of ____ month _________ year ________.                       Signature”

18.8.	Vote based on the provisions of a document appointing an attorney will be valid despite the appointer’s decease or cancellation of the power of attorney or transferring the share for which voting was done as covered above, unless notice in writing of such decease, cancellation or transfer was received at the office or by the meeting’s chairman prior to voting.

19.	Board of Directors

19.1.	The number of Board members for the Company shall be no more than thirteen (13) (hereinafter “Normal Directors”), plus the number of external Directors which appointment is legally required (hereinafter “External Directors”).

19.2.	Election and Removal of Directors.

19.2.1.	The Directors, excluding the External Directors if any (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law, if so required by the Companies Law), shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III.

19.2.1.1.	The term of office of the initial Class I directors shall expire at the first Annual General Meeting to be held in 2020 and when their successors are elected and qualified,

19.2.1.2.	The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and

19.2.1.3.	The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified.

19.2.2.	Directors (other than External Directors), may be elected only in Annual General Meetings. At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2020, each of the successors elected to replace the Directors of a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

19.2.3.	If the number of Directors (excluding External Directors) that constitutes the Board of Directors is hereafter changed, the then-serving Directors shall be re-designated to other Classes and/or any newly created directorships or decrease in directorships shall be apportioned by the Board of Directors among the classes so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

19.2.4.	Prior to every Annual General Meeting of the Company at which Directors are to be elected, and subject to Articles 19.2.1 and 19.2.8 of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such Annual General Meeting (the “Nominees”).

19.2.5.	Any Proposing Shareholder requesting to include on the agenda of an Annual General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 19.2.5 and Article 15A and applicable law. Unless otherwise determined by the Board, a Proposal Request relating to Alternate Nominee is deemed to be a matter that is appropriate to be considered only in an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 15A, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he consents to be named in the Company’s notices and proxy materials relating to the Annual General Meeting, if provided or published, and, if elected, to serve on the Board of Directors and to be named in the Company’s disclosures and filings, (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form prescribed by the U.S. Securities and Exchange Commission or applicable Israeli rules and regulations under the Company Law or Israeli Securities Laws); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and/or External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 19.2.5 and Article 15A, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.

19.2.6.	The Nominees or Alternate Nominees shall be elected by a resolution adopted at the Annual General Meeting at which they are subject to election.

19.2.7.	Notwithstanding anything to the contrary herein, this Article 19.2 and Article 15A may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of [65%] of the voting power represented at the General Meeting in person or by proxy and voting thereon, disregarding abstentions from the count of the voting power present and voting, provided that such majority constitutes more than [20%] of the Company’s then issued and outstanding share capital.

19.2.8.	Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors shall be only in accordance with the applicable provisions set forth in the Companies Law.

19.2.9.	Directors whose terms of office have expired or terminated may be re-elected. The aforesaid will not apply to external directors, whose reappointment shall be in accordance with the provisions of the Companies Law and the regulations promulgated thereunder.

19.2.10.	Election of Board members as detailed above will be done by shareholders present at the Annual General Meeting, personally or by attorney, or, subject to the provisions of Companies Law, by proxy, by simple majority of shareholder votes.

19.2.11.	A Director’s tenure will commence on the date of his appointment by the Annual General Meeting in which he was appointed as above. A Director appointed as above by the Annual General Meeting shall serve until the end of the next applicable Annual General Meeting in which such Director’s term expires in accordance with the relevant classification in Article 19.2.1 above.

19.2.12.	Notwithstanding the aforesaid, Directors may not be dismissed from office by the Shareholders or by a General Meeting prior to expiration of their term of office pursuant to Articles 19.2.1 and 19.2.2 above, and the provisions of Section 230(a) of the Companies Law in this regard shall not apply.

19.3.

(a)	At any time, a Director may appoint a person to serve as his substitute Director, subject to the provisions of Companies Law (hereinafter “Alternative Director”). Any person disqualified to be appointed as Director, or serving as Director or alternative Director shall not be appointed as alternative Director. So long as the alternative Director’s appointment is effective, he shall be entitled to be invited to all board meetings (without revoking the Director’s right to be invited) and attend and vote at any board meeting from which appointing Director is absent.

(b)	Alternative Director shall have, subject to the provisions of his Letter of Appointment, all rights held by the Director he substitutes, and he shall be treated as Director.

(c)	Director appointing Alternative Director shall be permitted to cancel appointment at any time. Alternative Director’s tenure shall be terminated if the Director appointing him notifies the company in writing of his resignation or if his tenure as Director was otherwise terminated.

(d)	Any appointment of an Alternative Director and cancellation of his appointment shall be done by notifying the company in writing.

19.4.	A Director ceasing to serve in such position can be reappointed, but in the event of termination of his tenure due to being convicted of an offense as specified in Article 19.6 (c) below, he can be reappointed only if five (5) years have passed since the date of his conviction as covered in Section 226 of Companies Law.

19.5.	A Director’s position shall automatically become vacant under any one of the following conditions:

(a)	If he resigns from his position as covered in Section 229 of Companies Law.

(b)	If he is convicted of an offense as covered in Section 232 of Companies Law.

(c)	If the court decides to direct his tenure to be terminated as covered in Section 233 of Companies Law.

(d)	If he declares bankruptcy, and if a corporation, if it has decided on voluntary liquidation or liquidation order is issued on it.

(e)	In event of his decease.

(f)	If he becomes incompetent.

19.6.	Notwithstanding anything herein to the contrary, if a Director’s office becomes vacant, then the remaining Directors shall be permitted to take any action, so long as their number is minimally three. Additionally, the remaining Directors shall be permitted to appoint a Director in place of the Director whose tenure was terminated, who will serve in his office until the next Annual General Meeting.

19.7.	Directors shall not be paid wages with company funds, unless the company resolves as covered in Sections 270 (3) and 273 of Companies Law. A Director shall be entitled to have his reasonable transportation expenses reimbursed, as well as other expenses connected to his attending board meetings and fulfilling his duties as board member. Reward and expenses for outside Directors shall be paid according to Company Regulations (Rules for Reward and Expenses for Outside Director), 2000, or any other regulations replacing these in the future.

20.	Board’s Authority

20.1.	In addition to the powers generated to the Board according to the Companies Law and these Articles, and without detracting from such, the Board shall outline the Company’s policy and shall supervise the execution of the CEO’s duties and actions, including:

(a)	Determining the Company’s plans, principles for their funding, and priorities among them;

(b)	Reviewing the Company’s financial condition and determining the limit for credit it may use;

(c)	Determining organizational structure and wage policy;

(d)	Being permitted to decide on issuing a series of bonds;

(e)	Responsibility for preparing financial statements and for their approval as per Section 171 of the Companies Law;

(f)	Appointing and dismissing CEO as covered in Section 250 of the Companies Law;

(g)	Deciding on actions and transactions requiring his approval as per Sections 253 and 268 to 275 of the Companies Law and the provisions of these Articles;

(h)	Being permitted to allocate shares and convertible securities up to the Company’s registered share capital as per Section 288 of the Companies Law;

(i)	Being permitted to distribute as covered in Sections 307 and 308 of the Companies Law;

(j)	Voicing his opinion to the General Meeting as to a special acquisition offer as per Section 329 of the Companies Law;

(k)	Being permitted to determine, from time to time, who would be authorized to sign bills of exchange, promissory notes, invoices, acceptance documents, endorsements, checks, contracts and any kind of other documents on behalf of the company, but such authorized signatories would be obligated to sign with the company seal, or next to its printed or written name.

20.2.	The board will act, on any of the matters listed in Article 20.1 above, according to the Companies Law and these Articles.

20.3.	The Board’s powers according to Article 20.1 (a) to (j) above cannot be delegated to the CEO, except as covered in Section 288 (b) (2) of the Companies Law.

20.4.	Recommendations, reports and approvals to be given by the board as per regulation 20.1 above shall be accompanied by the Board’s explanations to the recommendation, report or approval, as the case may be.

20.5.	Chairman of the Board shall direct Board meetings. On first Board meeting after each Annual General Meeting, the Board will elect one of its members to serve as chairman of the board. Appointment of chairman of the board shall remain in effect until the first Annual General Meeting after his appointment.

21.	Board Meetings

21.1.	The Board shall convene for meetings as per Company’s needs, and at least once every three (3) months.

21.2.	The Chairman of the Board shall be permitted to convene the Board at any time. Additionally, any two Directors (and if number of board members does not exceed five (5) – any one Director) shall be permitted to demand a Board meeting on a specified subject.

21.3.	Any notice of a board meeting can be communicated verbally, by telephone, in writing (including fax or e-mail) or by telegram, so long as notice is given at least 12 hours prior to the time established for the meeting, unless all board members or their replacements (if any) have agreed on shorter notice or on convening without notice. A Director travelling or staying outside of Israel at any time, shall not be entitled to be provided with notice of a board meeting for the length of his trip, so long as if he has appointed an alternative Director as per these regulations, such notice would be sent to that alternative Director.

21.4.	Notice of a Board meeting shall specify its date and place and contain reasonable details of all issues on the agenda.

The agenda shall include all issues established as per Article 21.2 above, and any issue a Director or the CEO requested the chairman to add to the agenda within a reasonable period of the board meeting.

21.5.	Until board resolves otherwise, most Board members for that time, who are not legally prevented from participating and voting at the Board meeting, shall constitute a legal quorum for Board meetings and its decisions. Legal quorum shall be examined when meeting commences and each time Board makes a resolution.

Notwithstanding the above, the legal quorum for the Board’s resolution to terminate internal auditor’s tenure shall not in any event be less than most Board members.

21.6.	Board resolutions will be based on simple majority of attending, voting Directors. Each Director shall have one vote.

21.7.	The chairman of the Board shall chair each Board meeting. If the chairman of Board is absent, within fifteen (15) minutes of time scheduled for meeting, or if he does not wish to chair the meeting, the Board members present at meeting shall elect one of them to serve as chairman, direct meeting and sign meeting minutes. However, when board votes, the person elected shall not have an additional or decisive vote.

21.8.	Each Board meeting where a legal quorum is present shall be permitted to fulfil every authority, power of attorney and judgment that according to these regulations are given to board at that time or that are normally utilized by the Board.

21.9.	The Board shall be permitted to make resolutions without actually convening, with the consent of all Directors entitled to participating in the discussion and voting as to the resolution. In such an event, the chairman of board shall prepare minutes and attach Directors’ signatures.

21.10.	Subject to the provisions of any law, all actions taken by board or under its decision, or by meeting of a board committee or by person serving as board member, shall be valid even if it is later discovered that there has been some flaw in electing these board members or the persons serving as above, or that all or one of them are invalid, just as though each of them were legally elected and had the necessary qualifications for becoming a member of the board or of said committee.

21.11.	A resolution signed by all Directors (or their alternative Directors) or agreed to in writing (including fax) by all Directors (or their alternative Directors) who are not legally prevented from participating in such resolution; and resolutions made by using any means of communication that allow all Directors who are not legally prevented from participating in such resolution to hear the other Directors simultaneously – shall be valid for all intents just as though they had been made at a properly convened board meeting.

22.	Board Committee

22.1.	Board shall be permitted, by a resolution of the majority of Directors constituting Board at that time, to establish committees and appoint Board members as committee members. Subject to the provisions of Companies Law and these Articles, Board may delegate its powers or any part thereof to above committees, and for a special matter, can cancel such delegation from time to time. At least two (2) Directors shall serve on each committee. At least one (1) External Director shall serve on any committee permitted to utilize any of the Board’s powers.

22.2.	When using its powers, any committee established as covered in Article 22.1 above must fulfil all provisions established by the Board. Meetings and actions of each committee shall be conducted according to the provisions contained in these articles as far as Board’s meetings and actions, so long as they are suitable and so long as no provisions by the Board have replaced them.

22.3.

(a)	A Resolution made or action taken by board committee according to a power delegated to it by the Board, shall be the same as a board’s resolution or action.

(b)	Notwithstanding this section, on the issues listed below a Board committee shall not be permitted to make resolutions but recommendations only:

(1)	Establishing general Company policy;

(2)	Distribution, with the exception of acquiring Company shares according to framework formerly outlined by Board;

(3)	Establishing Board’s position as to an action requiring General Meeting’s approval, or as to providing an opinion as per Section 329 of Companies Law;

(4)	Appointing Directors, if the Board is permitted to do so;

(5)	Allocating shares or securities convertible to shares or which can be realized as shares – or a series of bonds – unless the share distribution is due to realizing or converting Company securities;

(6)	Approving financial statements;

(7)	Approving transactions and actions requiring Board’s approval as per Sections 255 and 268 to 275 of Companies Law.

22.4.	A Board committee shall report to board on ongoing basis of its resolutions or recommendations as determined by Board.

22.5.	The Board may cancel resolution of committee appointed by it, but such cancellation shall not detract from the validity of a committee resolution acted upon by company towards another person not knowing of its cancellation.

However, all actions taken in good faith at board meeting or by a Board committee or by any person serving as Director shall be valid even it is later discovered that there has been some flaw in appointing such Director or person acting as above, or that all or one of them are invalid, just as though each of them were legally appointed and had the necessary qualifications for becoming a Director.

23.	Minutes

23.1.	The Company shall document minutes of General Meetings, class meetings, Board meetings and Board committee meetings, and shall keep them in its office for a period of seven (7) years of the General Meeting or meeting, as the case may be.

23.2.	Minutes will always contain the following:

(a)	Day and place where meeting or assembly took place;

(b)	Names of attendees, and if they are attorneys or alternative participants, names of those granting power of attorney or appointing, and for a shareholders’ meeting, number and types of shares based on which voting is conducted;

(c)	Summary of discussions, course of discussions and resolutions made;

(d)	Instructions given by board to board committees or CEO;

(e)	Documents, reports, approvals, opinions, etc. presented, discussed and/or attached.

Such General Meeting minutes signed by the General Meeting’s chairman shall serve as prima facie proof of its contents, and such board or board committee meeting minutes approved and signed by meeting chairman or board chairman shall serve as prima facie proof of its contents.

Above provisions shall also apply to written resolutions.

24.	CEO

24.1.	The CEO shall be appointed, whether for a fixed or limited period, and dismissed by board through majority of board members.

24.2.	The CEO shall be responsible for ongoing management of company’s affairs as part of policy established by board and subject to its directions.

24.3.

(a)	The CEO shall have all management and execution powers not granted by Companies Law or by these regulations to any other company agency, and shall be supervised by board.

(b)	The CEO may delegate some of his powers, with board’s approval, to anyone under him. Approval can be general and granted in advance.

24.4.

(a)	The CEO shall notify the chairman of Board immediately of any exceptional matter meaningful to the Company, and shall submit to board reports on such matters, at such times and at such extent as the board sees fit. Should the Company not have a chairman of the Board, or should he be prevented from fulfilling his duties, CEO shall notify all Board members of such circumstance.

(b)	The Chairman of Board shall be permitted, as his own initiative or at board’s decision, to demand of CEO to report on the Company’s affairs.

(c)	Should such notice or report require board’s action, chairman of board shall immediately summon a board meeting to discuss notice or resolve upon required action.

25.	Local Management

25.1.	The Board may arrange, from time to time, arrangements for the management of the Company’s business in any specific location; whether in Israel or abroad, as it sees fit, and the provisions set forth in Article 25.2, below, shall not derogate from the general authorisations granted the Board under this Article.

25.2.	The Board may, at any time and from time to time, establish any local management or local agency to manage the business of the Company in any specific location, in Israel or abroad and can appoint any person to be a member of said local management, or any manager or agent and may determine their salary. The Board may, from time to time, grant any person so appointed any power, authority and freedom of discretion that are granted at that time to the Board, and he may empower any person who is at that time serving as a local member of management to continue in his position even though a position has been vacated there, and any such appointment or such authorisation may be made under the same terms and conditions that the Board will see fit and the Board may at any time terminate the employment of any person who was so appointed and to cancel or amend any such authorisation.

26.	Registry of Shareholders

26.1.

(a)	The Company shall administer a registry of shareholders (the “Primary Registry”) and will record in it the following details:

(1)	For registered share -

(a)	Name, I.D. number and address of every shareholder, all as was provided to the Company; and

(b)	Amount of shares and types of shares held by each shareholder, listing their par value, if existent, and if any amount has yet to be paid in consideration for such shares - the amount yet to be paid; and

(c)	Date of allocation of the shares or the date of transfer to the shareholders, whichever relevant; and

(d)	If the shares have been marked with serial numbers, the Company shall note, next to the name of each shareholder, the serial numbers of the shares registered in the shareholder’s name; and

(e)	All other details that, by the Companies Law or these Articles of Association, are required or permitted to be registered in the Primary Registry.

(2)	Bearer Shares -

(a)	Notification of the facts that bearer shares have been allocated, their date of allocation and the amount of shares that have been allocated; and -

(b)	The numbering of the bearer shares and of the share certificates.

If the share certificate is cancelled by request of the shareholder, the name of the shareholder and the number of shares registered in his name will be registered in the Primary Registry.

(3)	Dormant Shares - Their numbers and the date they became dormant.

(a)	The Company may, subject to and in accordance with the provisions of sections 138 and 139 of the Companies Law, maintain an additional shareholders registry outside of Israel.

27.	Company Officers

27.1.	The Company’s CEO may, from time to time, appoint officers (except for Directors and a CEO) to the Company to permanent, temporary or special positions, as the CEO so decides from time to time, and similarly, the CEO may terminate the services of one or more of the aforementioned from time to time and at any time, in his absolute discretion.

27.2.	The CEO can determine, subject to the provisions of the Companies Law, the authority and the role of each officer he so appoints, as well as the terms under which they will fulfil of their position and may demand collateral in the cases and in the amounts he deems necessary.

28.	Distribution

28.1.	Subject to all special rights or restrictions granted to particular shares, dividends or share dividends will be distributed and paid to the shareholders relative to the number of Ordinary Shares held by them.

28.2.	Decisions on the distribution of dividends will be made by the Company Board. All profits made that are worthy of being distributed as dividends, subject to accepted accounting principles and to the provisions of the Companies Law, will be distributed by the Company to the shareholders, whether as a dividend or by means of the purchase of shares from all shareholders by the Company or a corporation in its control, and this with their being actually received by the Company, and subject to all applicable law.

28.3.	The Board may delay any dividend, benefit, rights or sums about to be paid for shares in which the Company has a lien and/or charge, and to use any such amount or to realise any benefit and any right and to use the consideration from such realisation to pay off the debts for which the Company holds liens or charges.

28.4.	The transfer of a share shall not entitle the recipient of the share the right to a dividend or to any other distribution that was decreed after the transfer but before the transfer was registered, however, if the transfer is subject to the Board’s approval, the date of approval shall be used instead of the date the transfer was registered.

28.5.	In the event of a dividend whose payment is not demanded within seven (7) years from the date of the decision on its distribution, the person entitled to said payment will be deemed to have ceded same and it shall be returned to the Company’s ownership.

If not deemed otherwise, any dividend may be paid by cheque or payment order to be sent by mail to the registered address of the Company or individual thereto entitled or, in the event of registration of joint ownership, to that member whose name in the registry is registered first with respect the joint ownership. Any such cheque will be written to the order of the person to whom it is sent. The receipt of the person whose name, on the date of decree of dividend, is listed in the members’ registry as a shareholder or, in the event of joint ownership, as one of the joint owners, will serve as release with respect to all the payments made in connection with that given share.

28.6.	The Board is entitled to deduct from any dividend, grant or other distribution to be made in connection with shares held by a shareholder, whether held solely or jointly with another shareholder, any sum of money due from him which he must pay by himself or together with another to the Company, against demands for payment or similar.

28.7.	Subject to Article 28.2, the Board may, in its own discretion, set aside in special funds any sum from the Company’s profits, or the revaluation of its assets, or the relative portion of the assets of the companies connected with it, and to determine the designation of these funds.

29.	The Internal Auditor

29.1.	The Company’s Board shall appoint an internal auditor, according to the recommendation of the auditing committee.

29.2.	The organisational superior of the internal auditor shall be the Chairman of the Board.

29.3.	The internal auditor shall submit, for the approval of the Board, a proposal for an annual, or periodic, work plan and the Board shall approve same with the amendments it sees fit.

29.4.	The internal auditor shall operate in accordance with the provisions of the Companies Law.

30.	The financial Auditor

30.1.	A financial auditor shall be appointed in every Annual General Meeting and shall serve in this position until the end of the following Annual General Meeting. Notwithstanding the above, the General Meeting may, in a majority decision of the shareholders, appoint a financial auditor for a longer period that shall not exceed the end of the third Annual General Meeting following the meeting in which he was appointed.

30.2.	The General Meeting may terminate the appointment of the financial auditor. The fee of the financial auditor for auditing activity will be set by the General Meeting and in accordance with Section 165 of the Companies Law.

30.3.	The fee of the accountant for additional services to the Company which are not auditing activities will be set by the Board.

31.	Transactions Requiring Special Authorisation

31.1.	A transaction of the Company with one of its officers and a transaction of the Company with another person with whom a Company Officer has a personal interest, and which is not an irregular transaction, requires authorisation of the Board alone, all subject to the fifth chapter of the sixth part of the Companies Law.

31.2.	The Company is not allowed to enter into a transaction with related parties for a period of three years commencing on the date said related party became a controlling holder in the Company, this unless as a result of the completion of the transaction the related party becomes a controlling holder holding no less than 75% of the Company’s share capital, and all subject to the fifth chapter of the sixth part of the Companies Law.

For this purpose, “Control” as defined in the Securities Law.

32.	Merger

The authorisation of a merger requires a regular majority of shareholder votes and subject to the provisions of Section 320(A1) of the Companies Law.

33.	Notices

33.1.	Subject to the provisions of Article 15.6 of these Articles, a notice on the General Meeting shall be given only to shareholders registered in the primary registry and entitled to participate in the general assemblies, who have provided addresses in Israel. Any other person shall not be entitled to receive notices about general assemblies.

33.2.	When the Company has grounds to assume that the address provided by a shareholder is no longer his address, such a shareholder shall be deemed as not having provided an address to the Company, in each of the following cases:

(a)	When the Company sent him to the address he provided a registered letter in which he was requested to either confirm that the said address is still his address or to notify the Company of a new address, and the Company did not receive a reply within thirty (30) days of the date the letter was posted by the Company at the post office.

(b)	When the Company posted a registered letter to the address he provided and the Postal Authority, whether with or without the return of the letter, notified the Company that the letter was not delivered to the given address because he is unknown at that address or for any other reason.

33.3.

(a)	The Company may deliver any notice and any document to a shareholder by hand delivery or by delivering via mail to the address provided to the Company. If a notice was sent by mail, the notice shall be deemed fully performed if the letter containing the notice bore the address provided to the Company and if it was sent with appropriate postage, and as long as the opposite has not been proved, it shall be deemed delivered within seventy-two (72) hours of posting at the post office by the Company when the address is in Israel, and when the address is abroad - within ten (10) days from posting at the post office by the Company.

(b)	The Company may send notices to shareholders whether they are holders of registered shares and whether they are holders of bearer shares, by publication of the notice at least once in two daily newspapers of broad circulation in the Hebrew language as set forth in Article 15.6 above, and the date of publication in the newspaper shall be deemed the date the notice was received by the shareholders.

(c)	Nothing in the above paragraphs (a) and (b) shall be deemed as imposing any obligation on the Company to give a notice to whoever did not provide the Company with an address in Israel.

33.4.	The Company may give notice to partners in a share by sending the notice to the partner whose name first appears in the Shareholders Registry for that share.

33.5.	Any and all documents or notices sent by the Company in accordance with the provisions of this article shall be deemed properly sent despite the death, bankruptcy or liquidation of said shareholder (whether or not the Company knew), as long as no other was registered as a shareholder in his place, and sending and delivery as set forth above shall for all purposes be deemed sufficient for all parties interested in those shares.

33.6.	The unwitting failure to send notice to a shareholder, or the non-receipt of such a notice by a shareholder shall not derogate from the validity of any resolution accepted in such an assembly.

34.	Liquidation of the Company

In the event of liquidation of the Company, whether willingly or otherwise, the following provisions shall apply, unless specifically set forth otherwise in these Articles or in the terms under which a given share was issued:

(a)	The liquidator shall first use all of the Company’s assets for the payment of its debts (the Company’s remaining assets after the payment of its debts shall hereinafter be referred to as the “Surplus Assets”).

(b)	Subject to any special rights attached to shares, the liquidator shall distribute the Surplus Assets pari passu amongst the shareholders.

(c)	With the Company’s permission by a resolution that was accepted in the General Meeting by a regular majority of shareholders’ votes, the liquidator may distribute the Surplus Assets of the Company, or any portion thereof, in their original physical form amongst the shareholders, and may also transfer any asset of the Surplus Assets to a trustee in a trust for the benefit of the shareholders, all as the liquidator deems fit.

35.	Exemption from Liability

The Company may, by resolution reached in the manner set forth in the Companies Law, exempt in advance any of its officers from all or part of their responsibilities due to breach of their duty of care to it, however, in accordance with Sections 259(b) and 311 of the Companies Law, the Company may not exempt in advance a Director from its responsibilities to it due to a breach of the duty of care in distribution.

36.	Liability Insurance

Subject to the provisions of the Companies Law, the Company may, by resolution reached in the manner set forth in the Companies Law, obtain liability insurance for an officer of the Company due to liability he may incur as the result of an action performed in his position as an officer, entirely or partially, in each of the following:

(a)	Breach of duty of care towards the Company or towards another person;

(b)	Breach of his duty of trust to the Company, as long as the officer acted in good faith and had a reasonable basis to presume that his action will not be detrimental to the Company;

(c)	A financial obligation that he will be subject to for the benefit of another person.

37.	Indemnity

Subject to the provisions of the Companies Law, the Company may, by resolution reached in the way set forth in the Companies Law, indemnify an officer for a financial obligation or expense as set forth in paragraphs (a), (b) and (c) below, which the officer made or was subject to due to an action performed in his position as an officer:

(a)	A financial obligation he was subjected to for the benefit of another person by court ruling, including court rulings made following a compromise or an arbitrator’s ruling authorized by a court, as long as the commitment to indemnify be limited to events that, in the Board’s opinion, are expected in light of the Company’s actual activities when the commitment to indemnify was given, and to a sum or to a degree that the Board deemed reasonable under the circumstances, and that in the commitment to indemnify will be stated those events that in the Board’s opinion are to be expected in light of the Company’s actual activities at the time the commitment was made and also the sum or the degree which the Board deemed reasonable under the circumstances;

(b)	Reasonable litigation expenses including lawyer’s fees, which the officer incurred as a result of an investigation or a procedure held against him by an authority authorized to conduct such investigation or procedure, and that were concluded without the filing of an indictment against him but with the imposition of a financial liability instead of criminal procedures for offences that do not require proof of criminal intent;

In this article - the conclusion of procedures without the filing of an indictment in a matter for which a criminal investigation was opened - means the closing of a case in accordance with Section 62 of the Criminal Procedure Law (combined version), 1982 (hereinafter in this paragraph: the “Criminal Procedure Law”) or stay of procedures by the Attorney General under Section 231 of the Criminal Procedure Law. “A financial liability instead of criminal proceedings” - A financial liability imposed by law as an alternative to criminal proceedings, including an administrative fine under the Administrative Offences Law, 1985, a fine for an offence deemed a finable offence under the provisions of the Criminal Procedure Law, a financial sanction or a financial penalty;

(c)	Reasonable litigation expenses including lawyer’s fees, which the officer incurred or that a court ruled he must pay, in a procedure instigated against him by the Company or in its name or by another person, or in a criminal charge from which he was found cleared, or in a criminal charge in which he was convicted for a crime that does not require proof of criminal intent.

38.	Binding the Company

38.1.	The signature of any person who has been appointed by the Board from time to time, either generally or for a specific case, whether by himself or together with additional persons, together with the Company’s seal or stamp will bind the Company.

38.2.	The Board may determine different signatory rights for different dealings of the Company and set the financial limitations for which each signatory is authorised to sign.

39.	Amendment of these Articles of Association

These Articles of Association may be amended by resolution the shareholders in the General Meeting, by regular majority of votes of the participating shareholders, and notwithstanding all of the above in these Articles of Association, the passing of a resolution that constitutes an amendment of a provision of these Articles of Association, directly or indirectly, will require the resolution of the shareholders in the General Meeting, in a regular majority of the votes of the participating shareholders.